Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Stock Incentive Plan, 2020 Equity Incentive Plan, and 2020 Employee Stock Purchase Plan of Prelude Therapeutics Incorporated of our report dated July 23, 2020 (except for the reverse stock split described in Note 11, as to which the date is September 21, 2020), with respect to the financial statements of Prelude Therapeutics Incorporated included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-248628) and related Prospectus of Prelude Therapeutics Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 24, 2020